Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements of XWELL, Inc. on Form S-8 Nos. 333-254508, 333-268004 and 333-264028 and on Form S-3 Nos. 333-239913, 333-240084, 333-225531, 333-233419, and 333-264026 of our report dated March 30, 2022, with respect to our audit of the consolidated financial statements of  XWELL, Inc. (formerly known as XpresSpa Group, Inc.) and Subsidiaries as of December 31, 2021, which report is included in the Annual Report on Form 10-K of XWELL, Inc. for the year ended December 31, 2022.

We were dismissed as auditors on October 4, 2022, and, accordingly, we have not performed any audit or review procedures with respect to any financial statements for the periods after the date of our dismissal.

/s/ Friedman LLP

New York, New York

April 17, 2023